Contact:
                                             Daniel Drum,
                                             Investor Relations
                                             Seven Seas Petroleum Inc.
                                             713-622-8218
FOR IMMEDIATE RELEASE


                      SEVEN SEAS PROVIDES OPERATIONS UPDATE


July 1, 2002 - HOUSTON, TEXAS - Seven Seas Petroleum Inc. (AMEX: "SEV") announced today that it has suspended further development drilling in the Guaduas Oil Field pending a reassessment of recently drilled wells, current production data, and the results of planned production enhancement efforts on existing wells. Possible modifications to the development drilling program include the employment of horizontal drilling techniques and the selection of different well locations.

     At the end of May, the Company commenced gas injection operations and planned to proceed with reconfiguration of several electric submersible pumps in an attempt to optimize oil production. The Company is also now contemplating hydraulic fracture treatments on several of the existing wells. The impact of these operations may not be known for several months.

     The Company is presently injecting approximately 40 percent of planned initial gas volumes. Injection levels should increase upon installation of a high pressure compressor, scheduled for delivery later this month. However, dueDue to possible gas encroachment in certain parts of the reservoir, the Company now believes that current production rates, which have averaged approximately 6,800 barrels of oil per day (3,100 net to Seven Seas) for the month of June, may not be materially improved by gas injection.

     As a result of the reduction in production rates and the suspension of development drilling, Seven Seas does not believe that Guaduas Oil Field gross production will reach the targeted 18,000 to 25,000 barrels of oil per day by the end of 2002. The Company is not prepared to estimate future production levels until these reassessment efforts are completed.

El Segundo 5-N Update

     Additionally, the Company reported that the El Segundo 5-N, the seventh Guaduas Oil Field development well, initially tested up to 500 barrels of oil per day before being shut in for a forty-eight hour pressure build-up test.

Escuela 2 Update

     Seven Seas also reported that the Escuela 2 well was drilling at approximately 18,770 feet over the weekend when the penetration rate abruptly fell to near zero. Shortly thereafter, the well experienced significant lost circulation. When circulation was regained, fine to medium grain sandstone cuttings were brought to the surface. Although these characteristics are often indicative of a reservoir formation, it is premature to draw conclusions. The Company does not know whether the well has crossed the Cambao fault that separates the overthrust and subthrust formations.

     To ensure the integrity of the well bore, the Company is currently in the process of preparing to run 7 inch casing to total depth and plans to drill ahead when the casing is in place. The Company does not expect to resume drilling for several days.

     "Based on the data available, we believe we have encountered a new formation, but it is too early to know whether it is a reservoir, or whether we have crossed the Cambao fault," stated Robert A. Hefner III, Chairman and Chief Executive Officer of Seven Seas. "We must resume drilling to gather more information and will issue press releases about material developments," concluded Mr. Hefner.

     Seven Seas Petroleum Inc. is an independent oil and gas exploration and production company operating in Colombia, South America. The Company's primary emphasis is on the development and production of the Guaduas Oil Field and exploration of the Subthrust Dindal Prospect, both of which are located in Colombia's prolific Magdalena Basin.

Statements regarding anticipated oil and gas production and other oil and gas operating activities, including the costs and timing of those activities, are "forward looking statements" within the meaning of the Securities Litigation Reform Act. The statements involve risks that could significantly impact Seven Seas Petroleum Inc. These risks include, but are not limited to, adverse general economic conditions, operating hazards, drilling risks, inherent uncertainties in interpreting engineering and geologic data, competition, reduced availability of drilling and other well services, fluctuations in oil and gas prices and prices for drilling and other well services and government regulation and foreign political risks, as well as other risks discussed in detail in the Seven Seas Petroleum Inc.'s filings with the U.S. Securities and Exchange Commission.